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                                                                   EXHIBIT 99.2


FOR IMMEDIATE RELEASE


MARTIN INDUSTRIES ANNOUNCES EXTENSION OF LINE OF CREDIT


         Florence, AL (October 9, 2002) - Martin Industries, Inc. (OTCBB:
MTIN.OB), a manufacturer of premium gas fireplaces and home heating appliances, announced today that its primary lender has amended its line of credit to extend the maturity date from October 14 to November 29, 2002. The amended loan agreement provides for an additional credit line of up to $2.1 million. This amount is an increase from the original $750,000 additional credit availability announced on September 25, 2002. The additional line can expand up to $2.1 million in order to complete confirmed customer orders, but then must decrease each week from October 18, or the Company will be in default of the loan agreement.

         As of October 8, 2002, the amount outstanding under the Company's line of credit with its primary lender was $6.0 million, which included $1.2 million of the funds available to the Company under the increased line.

         The Company is obligated to stay within the operating budget defined within the extension agreement and to continue to retain an independent management consultant that specializes in assisting businesses who are in under-funded or distressed situations. The operating budget enables the Company to pay the past due wages currently owed to its employees. As previously reported, the Company has retained an independent management consultant, Philip + Company Inc., to oversee the manufacturing operations and to work with the Company's Board of Directors and management in exploring available alternatives.

         The extension to November 29, 2002 is further conditioned upon the Company entering into a letter of intent from a potential buyer of the Company and receiving payment from the potential buyer of a nonrefundable deposit of $100,000 by October 28, 2002. If the Company does not enter into such a letter of intent and receive the required deposit, the line will mature effective October 28, 2002 and future funding at that time would be at the discretion of the lender.

         The Company has considered the possibility of pursuing a reorganization plan pursuant to a Chapter 11 bankruptcy filing. If current strategy fails to find a reasonable solution to the Company's circumstances, a bankruptcy filing remains an option.

         Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood-burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets in the U.S. Additional information on Martin Industries and its products can be found at its website:
http://www.martinindustries.com

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the Company's ability to comply with the terms of its agreements with its primary lender in order to borrow up to $2.1 million under its line of credit with its primary lender and pay certain past due wages to employees. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the Company's current credit arrangement with its lender will be sufficient to fund the resumption of limited manufacturing operations; that the Company will be able to comply with the terms of its agreements with its lender and thereby be able to borrow the full amount of the $2.1 million to enable it to complete confirmed customer orders and to pay certain past due wages to employees; that the Company will be able to secure any or adequate additional funding to permit it to continue its operations; or that the Company will be able to continue or will have to file for bankruptcy and/or liquidate, in which event there is no assurance that the Company's shareholders or unsecured creditors will receive any value upon the liquidation of the Company. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 1, 2002. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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